Exhibit 10.7

AMENDED WARRANT

WHEREAS, Live Ventures Incorporated, a Nevada corporation formerly known as LiveDeal, Inc. (the “Company”), has granted certain common stock purchase Warrants (each, a “Warrant”) to Isaac Capital Group LLC, a Delaware limited liability company (the “Holder”), pursuant to one or more written agreements therefor (each, a “Warrant Agreement”), each Warrant exercisable for the purchase of shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on December 23, 2016, the Company filed a Certificate of Designation establishing its Series B Convertible Preferred Stock (the “Series B Stock”);

WHEREAS, on December 27, 2016, the Company and the Holder entered into that certain Share Exchange Agreement (the “Exchange Agreement”), pursuant to which, inter alia, the Company and the Holder agreed that (i) the Company would issue to the Holder 158,351.8 shares of Series B Stock in exchange for 791,758 shares of Common Stock that the Holder would return to treasury for cancellation, (ii) the terms of each Warrant would be modified as required by the Exchange Agreement, and (iii) the Company and the Holder would execute and deliver one or more Amended Warrant Agreements in accordance therewith;

WHEREAS, as of December 27, 2016, the Holder held Warrants for the purchase of up to 590,145 shares of Common Stock and, pursuant to the provisions of the Exchange Agreement, the Company and the Holder desire to modify the relevant Warrant Agreements to provide that the Holder will then hold Warrants exercisable for the purchase of up to 118,029 shares of Series B Stock;

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       References to Common Stock or Warrant Share(s). Each reference in a Warrant Agreement to “Common Stock” shall be deemed to refer to Series B Stock. Each reference in a Warrant Agreement to “Warrant Share(s)” shall be deemed to refer to Series B Stock.

2.       References to Number of Warrant Shares and to Exercise Price. Each reference in a Warrant Agreement to the number of Warrant Shares shall be divided by five (5). Each economic reference in a Warrant Agreement to “Exercise Price” shall be deemed to multiplied by five (5), as appropriate.

3.       References to “Cashless Exercise” Price Calculation. As provided in the Exchange Agreement, “[t]he ‘cashless exercise’ price calculation contained in the Amended Warrant Agreements shall be on an as-if-converted to Common Stock basis with X (as referenced in Section 11(j)(ii) therein) then reduced by the ‘Exchange Ratio’ (as defined in the Exchange Agreement) in connection with the issuance of the post-Amended Warrant Agreements’ Warrant Shares.”

4.       No Other Modifications to Warrant Agreement(s). Except as set forth herein, or as otherwise required by the provisions of the Exchange Agreement, no other provisions of the Warrant Agreement(s) are modified hereby.

IN WITNESS WHEREOF, the Company and the Holder have executed Amended Warrant as of December 27, 2016.

LIVE VENTURES INCORPORATED		ISAAC CAPITAL GROUP LLC
By:	/s/ Jon Isaac	By:	/s/ Jon Isaac
	Jon Isaac [name]		Jon Isaac [name]
	President and CEO [title]		CEO [title]